UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DNA Testing Centers, Corp.

(Exact name of registrant as specified in its charter)

Florida	2835	Applied for
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2378 Parkhaven Blvd., Oakville, ON,

L6H 0E7, Canada

 (866) 863-5139

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Brenda Hamilton, Esq.

Hamilton & Associates Law Group, P.A.

101 Plaza Real South, Suite 202 N

Boca Raton, FL 33432

Tel: (561) 416-8956

Fax: (561) 416-2855

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

Brenda Hamilton, Esq. Hamilton & Associates Law Group, P.A. 101 Plaza Real South, Suite 202 N Boca Raton, FL 33432 Tel: (561) 416-8956 Fax: (561) 416-2855

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common stock, $.0001 par value	438,948	$ 0.50	$ 219,474	$ 28.27

(1)

Represents 438,948 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.

(2)

Until such time as our common shares are quoted on the OTC Bulletin Board, our shareholders will sell their shares at the price of $.50 per share.

(3)

Calculated under Rule 457 of the Securities Act of 1933 as $.00012880 of the aggregate offering price.

(4)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON ________

DNA Testing Centers, Corp.

438,948 shares of common stock

Selling shareholders are offering up to 438,948 shares of common stock.  The selling shareholders will offer their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares by the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2014

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “DNA Testing” the “Company,” “we,” “us,” and “our” refer to DNA Testing Centers, Corp., a Florida corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The “Company”, “us”, “we” and “our” refer to DNA Testing Centers, Corp., a Florida corporation and its wholly-owned subsidiary, DNA Testing Centers of Canada, Ltd., a company formed pursuant to the laws of Alberta, Canada.

Company Organization

We are a development-stage company, incorporated in the State of Florida on July 3, 2014, to acquire our wholly owned subsidiary DNA Centers of Canada, Ltd, a Canadian corporation formed on April 17, 2009, to distribute

DNA diagnostic testing kits to consumers and medical practitioners in Canada.

Our principal executive office is located at 2378 Parkhaven Blvd., Oakville, Ontario, L6H OE7, Canada. Our telephone number is 1-866-863-5139. Our website is www.dnatestingcanada.com and is not part of this prospectus.

Our auditor has issued a “going concern” notation about our company, meaning that we face uncertainties that our business will not succeed or be viable.  Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms our business may suffer or fail as a result.

Business

Our operations to date have been devoted primarily to start-up and development activities, which include: (i) development of our business plan; (ii) research and development of DNA testing methods and technologies; (iii) locating suppliers for DNA testing kits; (iv) locating and reviewing potential labs to interpret our DNA testing kits; (v) creating our marketing strategy; (vi) developing content for our website that describes DNA technology, the DNA testing process and the DNA test kits we sell; and (v) selling our DNA testing kits to medical practitioners and directly to consumers.

For the year ended December 31, 2013, and for the three month period ending June 30, 2014, we have a net loss of $443 and $3,140 respectively. For the year ended December 31, 2013 and six months ending June 30, 2014, we had revenues of $23,099 and $13,491 respectively.

In September 2014, we sold 584,597 common shares at a price of $0.15 per share for aggregate proceeds of approximately $87,690.

As of October 9, 2014, we had cash on hand of $95,863 for our operational needs. We plan to spend approximately $68,100 to implement our business plan as described under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION” on page 28 of this prospectus.  After these expenditures, we will have cash on hand of approximately $27,763. Currently, our operating expenses are approximately $3,500 per month.   After this registration statement is declared effective, our operating expenses will increase to approximately $8,500 per month because of the costs of SEC reporting.  If we fail to generate sufficient revenues to meet our monthly operating costs of $8,500, we will not have available cash for our operating needs after approximately three months.

Our officers and directors devote limited time to our business, which may negatively impact upon our plan of operations, implementation of our business plan and our potential profitability.  Dr. Barjinder Sohal, our chief executive officer and director dedicates approximately 140 hours, Dr. Nitan Arora, our vice president and director dedicates approximately 140 hours and Navjot Nanda spends approximately 140 hours each month to our business.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 8.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•

The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•

The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement.

•

The date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

•

The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 20,784,595 shares of common stock outstanding.

Selling shareholders are offering up to 438,948 shares of common stock which were issued in our private placement.  Of these shares, 358,948 were sold in a private placement at the price of $0.15 per share and 40,000 shares were issued for services.  The selling shareholders will offer their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $35,000. We will not receive any proceeds of the sale of these securities

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

The tables and information below are derived from our audited financial statements for the period from April 17, 2009 (Inception) to December 31, 2013, and unaudited financials for the quarter ending June 30, 2014.  Our working capital as of December 31, 2013, and at June 30, 2014, was a deficit of $0 and $148 respectively. As of October 9, 2014, we had cash on hand of approximately $95,863 for our operational needs.  We plan to spend approximately $68,100 to implement our business plan as described under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION” on page 28 of this prospectus.  After these expenditures, we will have cash on hand of approximately $27,763.

	At December 31, 2013 Audited	At June 30, 2014 Unaudited
Financial Summary

Cash	$ 443	$ 1,369

Total Assets	$ 443	$ 1,369

Total Liabilities	$ 0	$ 148

Total Stockholders’ Equity (Deficit)	$ 443	$ 1,369

	For the year ended December 31, 2013 Audited	For the Three Month Period ending June 30, 2014 Unaudited
Statement of Operations

Revenue	$ 23,099	5,938

Total Expenses	$ 22,656	9,654

Net Losses for the Period	$ 443	3,140

The Offering

Shares of common stock offered by selling shareholders

438,948

Previous offering of our common shares

In September of 2014, we sold 584,597 of our      common shares for the per share price of $0.15 or an aggregate of $87,690

Shares of common stock outstanding before the offering

20,784,595

Shares of common stock outstanding after the offering

20,784,595

Terms of the offering

The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Trading Market

There is currently no trading market for our common stock. We intend to apply soon for quotation on the OTC Bulletin Board. We will require the assistance of a market-maker to apply for quotation and there is no guarantee that a market-maker will agree to assist us.

Use of proceeds

We will not receive proceeds from the resale of shares by the selling shareholders.

Risk Factors

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

 Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We incurred net losses of $443 and $3,140, for the year ended December 31, 2013, and for the three month period ending June 30, 2014, respectively. As a result, our independent registered public accounting firm has included an explanatory paragraph in its audit opinion that we may be unable to continue as a going concern. Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification. Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are an early stage company with little or no historical performance for you to base an investment decision upon, and we may never become profitable.

We are a recently formed company. For the year ended December 31, 2013 and six months ending June 30, 2014, we had revenues of $23,099 and $13,491 respectively. For the year ended December 31, 2013, and for the three month period ending June 30, 2014, we have a net loss of $443 and $3,140 respectively. Accordingly, we have limited historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company, and whether we will ever become profitable.

If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our revenues will be negatively impacted.

For the year ended December 31, 2013 and six months ending June 30, 2014, we had revenues of $23,099 and $13,491 respectively from the sale of our DNA testing kits. For the year ended December 31, 2013, and for the three month period ending June 30, 2014, we have a net loss of $443 and $3,140 respectively. Because we have limited revenues and lack historical financial data, including revenue data, our future revenues are unpredictable. Our operating expenses are presently approximately $3,500 per month or $42,000 annually. After this registration statement is declared effective our operating expenses will increase by approximately $5,000 per month and be approximately $8,500 per month or $102,000 annually. We will require $8,500 per month or $102,000 over the next twelve months to meet our existing operational costs, which consist of rent, advertising, salaries and other general, administrative expenses to comply with the costs of being an SEC reporting company.

As of October 9, 2014, we had cash on hand of $95,863 for our operational needs. We plan to spend approximately $68,100 to implement our business plan as described under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION” on page 28 of this prospectus.  After these expenditures, we will have cash on hand of approximately $27,763. Currently, our operating expenses are approximately $3,500 per month.   Once this registration statement is declared effective, our operating expenses will increase to approximately $8,500 per month because of the costs of SEC reporting.  If we fail to generate sufficient revenues to meet our monthly operating costs of $8,500, we will not have available cash for our operating needs after approximately three months.

Until we generate material operating revenues, we require additional debt or equity funding to continue our operations. We intend to raise additional funds from an offering of our stock in the future; however, this offering may never occur, or if it occurs, we may be unable to raise the required funding. We do not have any plans or specific agreements for new sources of funding and we have no agreements for financing in place.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the cost of SEC reporting will be approximately $60,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Bulletin Board, or, if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Bulletin Board. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

 Risks Related to Our Business

We may be subject to significant regulations in the future and may not be able to obtain necessary regulatory clearances to sell our products.

We presently sell and ship our DNA testing kits only in Canada.  Canada does not presently regulate the sale of over the counter DNA testing kits.  Countries such as the United States limit the types of DNA testing kits that can be sold directly to consumers specifically related to the diagnosis and treatment of diseases and certain medical conditions. Should Canada adopt future regulations limiting the sale of our DNA testing kits directly to consumers our revenues will likely decrease. If we expand our business to the U.S. or other countries, we will likely become subject to regulation by the FDA or other comparable agencies of other countries, which may require us to obtain regulatory approval or clearance before we can market those products.

These regulatory approval processes may be expensive, time-consuming and uncertain, and our failure to obtain or comply with these approvals or clearances could harm our business, financial condition and operating results.

We must be able to adapt to rapidly changing technology trends and evolving industry standards or we risk our products becoming obsolete.

The DNA testing market in which we compete is characterized by intensive development efforts and rapidly advancing technology.  Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competing innovations.  We may not be successful in identifying, developing and marketing new products or enhancing our existing products. We believe that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than ours, are focusing on the development of visualization products for minimally invasive surgery.

Adverse publicity of our DNA testing products and any similar products distributed by others could harm our reputation and adversely affect our revenues.

We believe we are highly dependent upon positive consumer perceptions of the reliability of our DNA testing kits as well as similar products distributed by other DNA product and testing companies. Consumer perception of the reliability of DNA testing can be substantially influenced by scientific research or findings, national media attention and other publicity about the use of DNA technologies. Adverse publicity from these sources regarding the reliability, quality or efficacy of our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that over the counter DNA testing kits are not reliable for the purposes intended particularly where such kits are used to determine genetic predisposition to certain diseases or conditions could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

We have no secured intellectual property protection of the DNA Testing Centers name. Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us for which we may be liable.

If our business expands, the number of products and competitors in our markets increases and product overlaps occur, infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing our products.

If we fail to develop the DNA Testing Centers brand cost-effectively, our business may be adversely affected.

The success of our products marketed under the DNA Testing Centers brand will depend upon the effectiveness of our marketing efforts. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building the brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

The DNA testing industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

The DNA testing industry is highly competitive with respect to price, brand and product recognition and new product introductions.  Many of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources than we have.  As such, the growth of product sales is highly competitive and uncertain. If we cannot compete effectively, we may not be profitable.

The purchase of many of our products is discretionary, and may be negatively impacted by adverse trends in the general economy and make it more difficult for us to generate revenues.

Our business is affected by general economic conditions since our products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers' disposable income, business conditions, interest rates, consumer debt levels and availability of credit. Consumer spending on our DNA testing products may be adversely affected by changes in general economic conditions.

The success of our business depends on our ability to market and advertise the products we sell effectively.

Our ability to establish effective marketing and advertising campaigns is the key to our success. Our advertisements promote our corporate image, our DNA testing products and the pricing of such products. If we are unable to increase awareness of our products, we may not be able to attract new customers. Our marketing activities may not be successful in promoting the DNA testing products we sell or pricing strategies or in retaining and increasing our customer base. We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

Our lack of registered trademarks and trade names could potentially harm our business.

Trademarks and trade names distinguish the various companies from each other. If potential distributors and customers are unable to distinguish our products from those of other companies, we could lose sales to our competitors. We do not have any registered trademarks and trade names, so we only has common law rights with respect to infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse distributors and customers. The name of our principal products may be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

We may be subject to product liability claims and have limited insurance coverage.

By selling DNA test kits, we will face an inherent business risk of exposure to product liability claims in the event that the use of our products results in personal injury or death.  Also, in the event that any of our testing kits is defective, we may be required to recall or replace such products. We do not maintain product liability insurance coverage to protect us from such claims.  A successful product liability claim or series of claims brought against us would negatively impact our business.

 Risks Related To Our Management

Should we lose the services of our management, our financial condition and proposed expansion may be negatively impacted.

Our future depends on the continued contributions of Dr. Barjinder Sohal, our chief executive officer, president and director, Dr. Nitan Arora, our vice president and director and Navjot Nanda, our secretary, treasurer and director, who would each be difficult to replace. Their services are critical to the management of our business and operations. We do not maintain key man life insurance on any of our officers or directors. Should we lose the services of any of our officers and directors, we may be unable to replace their services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Our officers and directors have other business interests and conflict of interests which may not be resolved in our favor.

Dr. Barjinder Sohal, our chief executive officer, president and director, is a co-owner and a physician of Barjinder Singh Sohal Medicine Professional Corp., a Canadian company. Dr. Sohal and Dr. Nitan Arora, our vice president and director are co-owners of Healthmedica.  Additionally, Dr. Arora and Navjot Nanda, our secretary, treasurer and director are co-owners of Canadian Decompression and Pain Centers (“CDPC”), a Canadian company.  Dr. Arora also serves as a clinic operator at Viva Medical Clinic.

Accordingly, the personal interests of our officers and directors may come into conflict with our interests and those of our minority stockholders. We may present our officers and directors with business opportunities, which are mutually desired. Additionally, we may compete with our officers and directors for investment capital, technical resources, key personnel and other opportunities, goods, services, etc. You should carefully consider these potential conflicts of interest before deciding whether to invest in shares of our common stock. We have not yet adopted a policy for resolving such conflicts of interest.

Our officers and directors devote limited time to our business, which may negatively impact upon our plan of operations, implementation of our business plan and our potential profitability.

Dr. Barjinder Sohal, our chief executive officer and director dedicates approximately 35 hours, Dr. Nitan Arora, our vice president and director dedicates approximately 35 hours and Navjot Nanda spends approximately 35 hours each month to our business.   The limited amount of time our management devotes to our business activities in the future may be inadequate to implement our plan of operations and develop a profitable business.

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.

We have never operated as a public company and our management has no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Dr. Barjinder Sohal, our chief executive officer and president, Dr. Nitan Arora, our vice-president, and Ms. Navjot Nanda, our secretary, treasurer, and director, are responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to these individuals and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability and our ability to conduct our business.

You may have difficulty in enforcing any judgment against our officers and directors who are residents of Canada and not of the U.S., and are located outside the U.S.

All of our officers and directors are located outside the U.S. and reside in Canada.  As a result, it could be difficult for investors to effect service of process of them in the U.S., or to enforce a judgment obtained against them in the U.S.

Because we do not have an audit or compensation committee, shareholders will be required to rely on the members of our board of directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors. Because our directors are also our officers and controlling shareholders, they are not independent. There is a potential conflict between their or our interests and our shareholders’ interests, since our directors are also our officers who will participate in discussions concerning management compensation and audit issues that may affect management decisions. Until we have an audit committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30 before that time, in which case we would no longer be an emerging growth company as of the following April 30. We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Our Common Stock

Our officers and directors have voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 20,784,595 shares of common stock outstanding, each entitled to one vote per common share. Our chief executive officer, president and director, Dr. Barjinder Sohal, controls 6,666,666 shares, our vice-president and director, Dr. Nitan Arora, controls 6,666,666 shares and our secretary, treasurer and director Ms. Navjot Nanda controls 6,666,666 shares. As such, the aggregate number of common shares controlled by our management effectively entitles them to vote approximately 96% of our outstanding common shares on all matters submitted to a vote of our common stockholders. As a result, our management has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Our management’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Bulletin Board or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Bulletin Board, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will be a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of the 20,784,595 common shares outstanding are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a SEC reporting company, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Bulletin Board or any other listing or quotation service.  If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Bulletin Board, which could reduce the value of your investment. Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTC Bulletin Board.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 490,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock. As of the date of this prospectus, we had 20,784,595 shares of common stock and no preferred shares outstanding. Accordingly, we may issue up to an additional 469,215,405 shares of common stock and 10,000,000 shares of blank check preferred stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock. Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

We will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, upon effectiveness of this registration statement which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided that we have less than 300 shareholders, we are not required to file these reports. If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition. In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings of our common shares; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering were arbitrarily determined. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•

Our lack of significant revenues

•

Our growth potential

•

The price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

The selling shareholders named below are selling the securities described below. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling shareholders is or is affiliated with a broker-dealer. All selling shareholders may be deemed underwriters. The percentages below are based upon 20,784,595 common shares outstanding.

Our selling shareholders hold an aggregate of 784,597 common shares as reflected in the chart below from our inception to present, we sold 584,597 common shares to 20 persons for aggregate cash consideration of $87,690 or $0.15 per share, and issued 200,000 common shares for services to the two selling shareholders. We are registering 398,908 common shares sold for cash consideration and 80,000 common shares issued for services. We are not registering common shares held directly or indirectly by our officers or directors.

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the securities in the chart below. We believe that Section 4(2) was available because:

•

Each investor had a pre-existing relationship with one or more of: (i) our chief executive officer, president and director, Dr. Barjinder Sohal, (ii) our vice president and director, Dr. Nitan Arora, and (iii) our treasurer, secretary and director, Ms. Navjot Nanda, at the time of the offer and sale.

•

None of these issuances involved underwriters, underwriting discounts or commissions.

•

Restrictive legends were and will be placed on all certificates issued as described above.

•

The offer and sale of the securities did not involve general solicitation or advertising.

In connection with the foregoing transactions, we provided the following to all investors.

•

Access to all of our books and records.

•

Access to all material contracts and documents relating to our operations.

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Name of the Beneficial Holder	Number of Common Shares Held Before the Offering	Percentage Owned Before the Offering	Number of Common Shares Being Offered	Shares Held After Assuming All Common Shares Being Registered Are Sold	Percentage Held After Offering Assuming All Common Shares Being Registered Are Sold
Sungho Yu	166,667	>1%	40,000	126,667	>1%
Kuldeep Dhanoa(3)	6,667	>1%	6,667	0	>1%
Nishit Fumakia	10,000	>1%	10,000	0	>1%
Sumeet Sohal	16,667	>1%	16,667	0	>1%
Raj Sohal	16,667	>1%	16,667	0	>1%
Nick Przemyslawb Krawczyk	14,783	>1%	14,783	0	>1%
Jasdeep & Ruby Panesar	29,379	>1%	29,379	0	>1%
Darek Noga	14,783	>1%	14,783	0	>1%
Tarsem Singh Sohal(4)	6,667	>1%	6,667	0	>1%
Charnjit Kaur Sohal (4)	6,667	>1%	6,667	0	>1%
Ram Tirth Singh Sohal	66,667	>1%	40,000	26,667	>1%
Amit Bhusan Varma	6,667	>1%	6,667	0	>1%
Ranjit Kaur Sohal(4)	6,667	>1%	6,667	0	>1%
Charles Theodore Jackson	66,667	>1%	40,000	27	>1%
David A. Mitchell	6,667	>1%	6,667	26,667	>1%
Kamlesh Arora(5)	6,667	>1%	6,667	0	>1%
Amar Singh	58,981	>1%	40,000	18,981	>1%
Telminder Johal	66,667	>1%	40,000	26,667	>1%
Sharad Dudeja	3,333	>1%	3,333	0	>1%
Pushp Arora(5)	6,667	>1%	6,667	0	>1%
Hamilton & Associates Law Group, P.A.(6)	150,000	>1%	40,000	110,000	>1%
Todd Feinstein	50,000	>1%	40,000	10,000
Total	784,597		438,948	385,649

(1)

Based upon 20,784,595 common shares outstanding.

(2)

Assuming that all 438,948 shares being registered are sold.

(3)

Kuldeep Dhanoa is the mother of Navjot Nanda, our treasurer, secretary, and director.

(4)

Tarsem Singh Sohal and Charnjit Kaur Sohal are the parents of Ranjit Kaur Sohal and Dr. Barjinder Sohal, our chief executive officer, president and director.

(5)

Kamlesh Arora is the mother of Pushp Aura and Nitan Arora, our vice president and director.

(6)

On January 21, 2014, we issued 150,000 shares to Hamilton & Associates Law Group, P.A., a Florida Corporation controlled by Brenda Hamilton for services rendered. We valued these shares at $0.15 per share or an aggregate of $22,500.

(7)

On January 21, 2014 we issued 50,000 shares to Todd Feinstein for legal services rendered to us. We valued these shares at $.15 per share or an aggregate of $7,500. Mr. Feinstein is of counsel to Hamilton & Associates Law Group, P.A..

Prospective investors were invited to review at our offices, at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain following: (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals published that many states expressly recognize are Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 490,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of blank check preferred stock. As of the date of this prospectus there are 20,784,595 shares of our common stock issued and outstanding held by 25 stockholders of record, and no shares of our preferred stock outstanding.

Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our preferred stock described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock. Any future payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. We have no present plans for future cash or stock dividends. We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $.0001 per share. Our board of directors can designate the rights, terms, designations and preferences without notice to or a vote of our stockholders.

 Florida Anti-Takeover Laws

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

● The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

● The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

● The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

● The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of October 9, 2014, we had 25 shareholders of our common stock.

Transfer Agent and Registrar

Island Stock Transfer is currently the transfer agent and registrar for our common stock. Island Stock Transfer’s address is 15500 Roosevelt Blvd., Suite 301 Clearwater, FL 33760. Its phone number is 727-289-0010. Its email is info@islandstocktransfer.com.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

 In addition, under the penny stock regulations, the broker-dealer is required to:

•

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of our common stock under Rule 144

We presently have 20,784,595 common shares outstanding. Of these shares 784,597 common shares are held by non-affiliates and 19,999,998 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities. None of our outstanding shares are eligible for resale under Rule 144.

438,948 shares of our common shares held by non-affiliates and no shares held by affiliates are being registered in this offering. The remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before December 31, 2013, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2013, including a Form 10-K for the year ended December 31, 2013, assuming this registration statement is declared effective before that date. At or prior to December 31, 2013, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2013. If we do not file a registration statement on Form 8-A at or prior to December 31, 2013, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.  We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov).  Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

OUR BUSINESS

Overview

DNA Testing Centers, Corp., together with our wholly-owned subsidiary, DNA Centers of Canada Ltd., are collectively referred to herein as the “Company,” “us” or “we.”

We are a development-stage company, incorporated in the State of Florida on July 3, 2014, to acquire our wholly owned subsidiary DNA Centers of Canada, Ltd, a Canadian corporation formed on April 17, 2009, to distribute

DNA diagnostic testing products to medical practitioners and directly to consumers located in Canada.

During the year ending December 31, 2013, and six months ending June 30, 2014, our revenues were $23,099 and $13,491, respectively. We received $87,690 from the sale of 584,597 shares of our common stock during September 2014.

As of October 9, 2014, we had cash on hand of approximately $95,863, which is sufficient to pay our operating expenses for approximately 3 months.    We plan to use $68,100 of our cash on hand to implement our plan of operations as described under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION” on page 28 of this prospectus.

Our principal executive offices are located at 2378 Parkhaven Blvd., Oakville, Ontario, L6H OE7, Canada. Our telephone number is 1-866-863-5139 and our website is located at www.dnatestingcanada.com.  The information contained on our website is not part of this prospectus.

Our Business

We provide DNA testing kits directly consumers and to health care practitioners. We distribute and ship our products only in Canada.

Our operations to date have been devoted primarily to start-up and development activities, which include: (i) development of our business plan; (ii) research and development of DNA testing methods and technologies; (iii) locating suppliers for DNA testing kits; (iv) locating and reviewing potential labs to interpret our DNA testing kits; (v) creating our marketing strategy; (vi) developing content for our website that describes DNA technology, the DNA testing process and the DNA test kits we sell; and (v) selling our DNA testing kits to medical practitioners and directly to consumers.

We plan to offer our testing kits for sale on our website using an online shopping cart by January 15, 2015.

DNA Testing Technologies

DNA testing generates genetic profile information by analyzing an organism’s unique genetic identity.   The process of identifying unique variations in a genome is referred to as DNA testing.  DNA testing is the standard method used for forensic identification, ancestry tracing and to confirm paternity and other family relationships.

We provide two types of DNA testing.

The first is composed of ancestral testing (both paternal and maternal), paternity testing (informational and legal), prenatal gender testing, and twin diagnostic testing.

The second tests for disease predisposition. These tests can identify a person’s genetic risk for cancer, heart conditions, inherited conditions, nutrition, fitness response, and drug response to medication.

A DNA profile can be determined from any type of biological specimen containing nuclear DNA, including blood or a tissue sample, such as a cheek swab or saliva.

DNA testing currently used for identity purposes examines specific sequences of DNA that exhibit variability between different individuals.  Our tests use SNP genotyping, DNA sequencing and STR markers.

SNP Genotyping

A SNP is a Single Nucleotide Polymorphism.  These are single base pairs in a genome that exhibit variation across the human population.  There are two applications a SNP can be used for, one is whole genome association studies and the other is point mutation.  In whole genome association studies, large amounts of data in the form of SNPs are gathered from a sample of people.  Depending on what the target of the study is, associations can be made based on a person’s SNP profile.  Here is a fictitious example: a person with an “A” base at position 765,659 on chromosome 11 has a 100 times higher likelihood of developing a rare form of cancer than a person with a “T” base.  This is not a definitive diagnosis but can definitely be helpful information for the patient in terms of preventative care.

A SNP marker can also detect a genetic disease like cystic fibrosis.  In this case the SNP (or 3 base pairs in the case of cystic fibrosis) will show definitively if a person has the disease or not.  The association is 100%.

DNA Sequencing

In DNA sequencing, 300-500 base pair stretches of DNA are elucidated to show a more complete picture.  DNA sequencing is helpful in determining genetic disorders that SNP analysis alone cannot do.  DNA sequencing is also critical in the development of SNP assays.

STR Markers

A short tandem repeat (“STR”) is a portion of DNA in which small sequences are repeated a variable number of times. Typically, there are 10 to 25 possible variations of a given human STR marker, with each person having just one or two variations. By looking at a moderate number of STRs, a DNA profile is determined that is virtually unique for each individual. STRs are the most common genetic markers used in the industry to determine identity in forensic, paternity and security applications.

Our Products

We sell the following types of DNA test kits to medical practitioners and directly to consumers located in Canada:

Maternal Lineage Test

The Maternal Lineage (mtDNA) Test identifies an individual’s biological parentage.

Paternal Lineage Test

The Paternal Lineage (Y-STR) Test identifies an individual’s biological parentage.

Twin Testing

The DNA Twin test identifies whether two individuals are fraternal or identical twins.

Kinship Testing

A DNA kinship test determines the relationship between two or more individuals to assess an alleged relationship such as full or half siblings, grandparents and aunts or uncles

Ancestry DNA Testing

The Ancestry test provides an estimated percentage of ancestry from four different population groups: Indigenous American, European, East Asian and Sub-Saharan African.

Genetic Predisposition

Genetic predisposition testing can identify a person’s predisposition for over 70 health conditions based upon their DNA.

Carrier Test Identification

Carrier test identification can identify individuals who carry a genetic disorder.

Drug Response Testing

Drug response testing identifies uses a person’s DNA to identify metabolism enzymes and transporters that have been linked to harmful reactions with common medical prescriptions.

The Testing Process

Our DNA test kits include swabs to collect a saliva sample, detailed instructions and pre-labeled packaging to send the sample to us. Upon receipt of the sample, it is registered in our database and sent to a third party laboratory to be interpreted.  All tests are interpreted by either US laboratories accredited by CLIA and CAP or Canadian laboratories accredited by the Standard Council of Canada and CAP.   After interpretation, the laboratory delivers the test results to us by email. Upon receipt, we enter the results in our customer database and deliver the results to the consumer by email.

The results for paternity tests and Y-chromosome relationship tests and grandparent or uncle or aunt tests, are interpreted within 4 to 5 business days of the lab’s receipt of the test. Ancestry origin tests are interpreted within 21- to 28 days of receipt.  Genetic predisposition test including diet and fitness testing are interpreted within 28-42 days of receipt.  We typically deliver the test results to the customer by email within 1 to 4 days after our receipt.

Revenues

We generate revenues from the sale of our test kits directly to consumers and medical professionals in Canada.

Suppliers

We purchase our DNA test components at Pro Printing and Mailing Services Inc., 1235 Trafalgar Road, Oakville, Ontario, L6H 3P1 and assemble the products at our facilities, or we purchase finished kits from Pathway Genomics Lab, 4045 Sorrento Valley Blvd., San Diego, CA 92121.

Marketing Strategy

Our core marketing strategy is to brand our “DNA For Family” slogan for those seeking information that can be determined by DNA testing such as kinships and ancestry and our “DNA For Health” slogan for those seeking to improve their health by DNA testing to determine disease predisposition, nutrition and fitness testing.

We believe that a marketing mix of print advertising in medical journals and health/ fitness publications, internet advertising and medical office and fitness center event promotions providing information and sample test kits is an optimal strategy to increase sales.

Raw Materials

Raw materials used by us in our DNA test kits are available from a variety of suppliers. We maintain a good relationship with our suppliers and do not anticipate that any of our suppliers will terminate their relationship with us in the near term. In the event, we are unable to obtain any of our raw materials from our suppliers, we believe that we could obtain alternative sources of any raw materials from other suppliers. We do not have contracts with our suppliers and we order our raw materials on an as-needed basis. We have not experienced any material adverse effect on our business as a result of shortages of raw materials. An unexpected interruption or a shortage in supply of raw materials could adversely affect our business derived from these products.

Research and Development

All of our research to date has been done by Dr. Barjinder Sohal, our chief executive officer, president and director who is a licensed physician in Canada and Dr. Nitan Arora, our vice president and director is a licensed chiropractic physician in Canada. We have not spent any amounts on research and development in the prior two years.

Government Regulation

There are no regulations in Canada governing our sale of DNA testing kits directly to consumers or medical practitioners.

Employees

As of the date of this registration statement, we have 4 employees, as follows:

● 3 are our officers and/or directors, of which 2 are doctors

● 1 clerical/administrative employee who distributes tests, handles calls, emails and managing the office.

None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppages. We believe that we maintain good relationships with our employees.

Competition

We compete with other companies offering DNA testing products in Canada that are similar to those offered by us. Our competitors include www.thednalab.com, www.dnacanada.com, and www.easyDNA.ca.  Competitors for our over-the-counter ancestry testing kits include dna.ancestry.com, www.accu-metrics.com and www.medcan.com.

To compete, we plan to:

(i) develop a user friendly appealing website to sell our DNA testing kits directly to consumers and medical practitioners in Canada;

(ii) develop our slogans “DNA For Family” and “DNA For Health”;

(iii) attract medical practitioners as customers through the existing relationships of our chief executive officer, president and director, Dr. Barjinder Sohal, a  licensed physician and Dr. Nitan Arora is a chiropractic physician; and

(iv) implement our marketing plan that includes incentives for medical facilities and fitness centers that purchase our products on a repeat basis.

The DNA testing and product market is highly competitive and rapidly changing. Our ability to compete depends upon many factors within and outside our control, including the performance and reliability of our test kits, customer service, marketing efforts and development of our logs and brand name. Due to the relatively low barriers to entry in the DNA testing products market in Canada we expect additional competition from other emerging companies. Many of our existing and potential competitors are substantially larger than us and have significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies for DNA testing products. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Property

We rent our office space at 2378 Parkhaven Blvd., Oakville, Ontario, L6H 0E7, Canada from Navjot Nanda.  This property is a lease of a 400 square foot office that is owned by Navjot Nanda, our treasurer, secretary, and director. We currently pay $1,000 per month, and occupy the premises on a month-to-month basis.

Seasonality

Our business is not affected by seasonal factors.

Intellectual Property

We have no registered or patented intellectual property. Trademarks and trade names distinguish the various companies from each other. If customers are unable to distinguish our products from those of other companies, we could lose sales to our competitors. We do not have any registered trademarks and trade names, so we only have common law rights with respect to infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse customers. The name of our principal products may be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common stock” refer to the common shares in our capital stock.

Overview

DNA Testing Centers, Corp., together with our wholly-owned subsidiary, DNA Centers of Canada, Ltd., are collectively referred to herein as the “Company,” “us” or “we.”

We are a development-stage company, incorporated in the State of Florida on July 3, 2014, to acquire our wholly owned subsidiary DNA Centers of Canada, Ltd., a Canadian corporation formed on April 17, 2009, to distribute

DNA testing products to consumers and medical practitioners in Canada.

We currently sell our DNA test kits directly to our customers. Our customers are both individuals and medical practitioners. Our DNA testing kits are sold directly to customers by telephone orders from our website. We plan to offer our DNA testing kits on our website using a shopping cart by June 1, 2015.

Development/Milestone	Target Completion Date	Percentage Complete	Anticipated Cost
Phase 1 – anticipated completion date of September 2015
Develop Corporate Website	October 31, 2014	80%	$ 15,000
Complete Online Descriptions of DNA Tests and Downloadable Customer Consent Forms	January 15, 2015	70%	$ 10,500
Create PDF e-books to display on website describing DNA technologies, DNA tests offered and current events and issues impacting DNA testing products and the DNA testing market	March 31, 2015	30%	Prepared by Management without cost
Create email directory of physicians to provide information our testing kits.	March 31, 2015	20%	$ 20,500
Creation of social media accounts for brand awareness for Clinic and website sales	April 1, 2015	0%	$ 3,000
Produce marketing materials, ads and landing pages for individual types of DNA tests	April 15, 2015	0%	$ 5,000
Establish inbound phone and email for public inquiries about products and e-mail to ticket application for inbound inquiries	May1, 2015	0%	$ 1,100
Establish Google AdWords and search engine optimization campaign	May 1, 2015	0%	$ 3,000
Advertising in Medical Journals and Fitness Magazines	May 30, 2015	0%	$ 10,000
TOTAL:			$ 68,100

As of October 9, 2014, we had cash on hand of $95,863 for our operational needs. Meeting the milestones above is dependent upon us having sufficient capital.  We allocated $68,100 of our cash on hand to meet these milestones.  After these expenditures, we will have cash on hand of approximately $27,763. Currently, our operating expenses are approximately $3,500 per month.   Our operating expenses will increase to approximately $8,500 per month after this registration statement is declared effective due to the costs of SEC reporting.  If we fail to generate sufficient revenues to meet our monthly operating costs of $8,500, we will not have available cash for our operating needs after approximately three months.

Results of Operations

Our results of operations, for the quarter ended June 30, 2014 and six months ending June 30, 2014, are summarized below with the respective comparative information. The results noted below are that of DNA Testing Centers of Canada, Ltd. DNA Testing Centers of Canada, Ltd. was acquired by DNA Testing Centers, Corp. To date, we have generated only minimal revenues from business operations.

	Three month ended		Six month ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenue	$ 5,938	$ 990	$ 13,491	$ 1,090
Operating Expenses	9,654	1,002	12,562	1,063
Net operating income (loss) before tax	(3,716)	(12)	929	27
Income taxes (credit)	(576)	-	144	-
Net income (loss)	$ (3,140)	$ (12)	$ 785	$ 27

Liquidity and Capital Resources

For the year ended December 31, 2013 and six months ending June 30, 2014, we had revenues of $23,099 and $13,491 respectively.  For the three months ending June 30, 2014, we generated revenues of $5,938 from our business operations. During September of 2014, we raised $87,690 from the sale of our common shares to investors for cash consideration.

For the three month period ending June 30, 2014, and for the six month period ending June 30, 2014, we incurred operating expenses of $9,654 and $12,562, respectively. As of June 30, 2014 we had current liabilities of $148.

For the six months ending June 30, 2014, we had net income and net cash flow from operations of $785 and $933, respectively, and shareholders’ equity of $1,221, as at June 30, 2014. For the year ended December 31, 2013, and for the three month period ending June 30, 2014, we have a net loss of $443 and $3,140 respectively.

We currently have no external sources of liquidity, such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds required to fund our operations, we will seek alternative financing through other means, such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Significant Accounting Policies

We report revenues and expenses using the accrual method of accounting for financial and tax reporting purposes.

Cash and cash equivalents – Cash equivalents are highly liquid investments with an original maturity of three months or less.

Revenue recognition – The Company’s financial statements are prepared under the accrual method of accounting. Revenues are recognized when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. This occurs only when the services are rendered.

Financial instruments – The carrying amount of our financial instruments, consisting of cash equivalents, accounts and notes receivable, accounts and notes payable, short-term borrowings and certain other liabilities, approximate their fair value due to their relatively short maturities. The carrying amount of our long-term debt approximates fair value since the stated rate of interest approximates a market rate of interest.

Recently issued accounting pronouncements – We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•

The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•

The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement.

•

The date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

•

The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name

Age

Position

Dr. Barjinder Sohal

 39

Chief Executive Officer, President, Director

Dr. Nitan Arora

 40

Vice President, Director

Navjot Nanda

 37

Treasurer and Secretary, Director

Dr. Barjinder S. Sohal, Chief Executive Officer, President and Director

From 2007 until present, Dr. Barjinder Sohal has been a family physician and owner of Barjinder Singh Sohal Medicine Professional Corp.  Dr. Sohal was an indirect owner of our wholly-owned subsidiary, DNA Testing Centers of Canada, Ltd., where he participated in research and development of our DNA testing business.   In 2010, Dr. Sohal co-founded Healthmedica, where he is a director and an owner.

Dr. Sohal obtained a doctorate of medicine from the University of Manitoba in 2001. He received a Bachelor of Science from the University of Manitoba in 1997.

As our director, Dr. Sohal provides his experience in the medical field and medical research.

Dr. Nitan Arora, Vice President and Director

From 2009 until present, Dr. Nitan Arora was the founder and owner of our wholly-owned subsidiary, DNA Testing Centers of Canada, Ltd., where he participated in the research and development of our DNA testing business.  In 2010, Dr. Arora co-founded Healthmedica with Dr. Sohal, where he is a director and an owner.

In 2007, Dr. Arora founded Canadian Decompression and Pain Centers, where he is a director and an owner.  Dr. Arora is a practicing chiropractic physician at Healthmedica and a clinic operator at Viva Medical Clinic in Winnipeg.

Dr. Arora obtained a doctorate of Chiropractic Medicine from Life University in 2000, and received a Bachelor of Science from the University of Winnipeg in 1996.

As our director, Dr. Arora provides his expansive experience in the medical field.

Navjot Nanda, Secretary, Treasurer and Director

From 2007 until present, Ms. Nanda has been an owner and director of Canadian Decompression and Pain Centers.   Ms. Nanda was a founder and owner of our wholly-owned subsidiary, DNA Testing Centers of Canada, Ltd., where she participated in developing our marketing plan for DNA tests and coordination of DNA results.  Her duties included marketing, coordinating sponsorships and outreach events for local charities.

Ms. Nanda received a Bachelor of Arts in Law and Society from York University in 2004, and a Bachelor of Arts in 2002 from the University of Toronto.

As our director, Ms. Nanda provides her expansive experience in marketing for various types of medical related businesses.

Family Relationships

Kuldeep Dhanoa is the mother of Navjot Nanda, our treasurer, secretary, and director.

Tarsem Singh Sohal and Charnjit Kaur Sohal are the parents of Ranjit Kaur Sohal and Dr. Barjinder Sohal, our chief executive officer, president and director.

Kamlesh Arora is the mother of Pushp Arora and Nitan Arora, our vice president and director.

Ram Tirth Singh Sohal is the uncle of Dr. Barjinder Sohal, our chief executive officer, president and director.

Other than the foregoing, there are no family relationships among our directors and executive officers and shareholders.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•

Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Business Conduct and Ethics

We do not have any standing audit, nominating, and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial, or accounting officer. All Board actions have been taken by Written Action rather than formal meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities for the years ending December 31, 2012 and 2013.

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Dr. Barjinder Sohal, Chief Executive Officer, President, Director	2013	0	0	0	0	0	0	0	0

	2012	0	0	0	0	0	0	0	0

Dr. Nitoran Arora, Vice President, Director	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0

Navjot Nanda, Treasurer, Secretary, Director	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0

 Employment Agreements with Management

On September 1, 2014, we entered into an agreement with Dr. Barjinder Sohal, our chief executive officer and president, to provide services to us. The agreement has a term of three years and requires us to pay $700.00 per month to Dr. Sohal for his services.   All amounts due under the agreement will accrue until August 31, 2015.

On September 1, 2014, we entered into an agreement with Dr. Nitan Arora, our vice president, to provide services to us. The agreement has a term of three years and requires us to pay $700.00 per month to Dr. Arora for his services.  All amounts due under the agreement will accrue until August 31, 2015.

On September 1, 2014, we entered into an agreement with Mrs. Navjot Nanda, our secretary and treasurer to provide services to us. The agreement has a term of three years and requires us to pay $700.00 per month to Ms. Nanda for her services.   All amounts due under the agreement will accrue until August 31, 2015.

Our board of directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time. The board will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this registration statement.

Director Compensation

Our directors do not receive any other compensation for serving on the board of directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We rent our office space at 2378 Parkhaven Blvd., Oakville, Ontario, L6H 0E7, Canada from Navjot Nanda.  This property is a lease of a 400 square foot office that is owned by Navjot Nanda, our treasurer, secretary, and director.  We currently pay $1,000 per month, on a month to month lease, for office use including utilities.

On July 7, 2014 we issued an aggregate of 19,999,998 or 6,666,666 common shares to each (i) 7612176 Canada Inc., a Canadian corporation, controlled by Dr. Barjinder Sohal, our chief executive officer, president and director, (ii) 7322640 Canada Inc. a Canadian corporation controlled by Dr. Nitan Arora, our vice president and director and (iii) 7322747 Canada Inc. a Canadian corporation controlled by Navjot Nanda our secretary, treasurer and director, in exchange for 100% of the outstanding shares of DNA Testing Centers of Canada, Ltd., which became our wholly-owned subsidiary.

On September 1, 2014, we entered into an agreement with Dr. Barjinder Sohal, our chief executive officer, President and director to provide services to us. The agreement has a term of three years and requires us to pay $700.00 per month to Dr. Sohal for his services.   All amounts due under the agreement will accrue until August 31, 2015.

On September 1, 2014, we entered into an agreement with Dr. Nitan Arora, our vice president and director, to provide services to us. The agreement has a term of three years and requires us to pay $700.00 per month to Dr. Arora for his services.  All amounts due under the agreement will accrue until August 31, 2015.

On September 1, 2014, we entered into an agreement with Mrs. Navjot Nanda, our secretary, treasurer and director to provide services to us. The agreement has a term of three years and requires us to pay $700.00 per month to Ms. Nanda for her services.   All amounts due under the agreement will accrue until August 31, 2015.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

•

Any of our directors or officers;

•

Any proposed nominee for election as our director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or

•

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this registration statement, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 2378 Parkhaven Blvd., Ontario, Canada.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class (1)
Executive Officers and Directors

Dr. Barjinder Sohal, CEO, President &Director (2) Dr. Nitan Arora Vice President & Director (3) Navjot Nanda, Secretary, Treasurer & Director (4)	6,666,666 Indirect 6,666,666 Indirect 6,666,666 Indirect	32% 32% 32%
Directors and executive officers as a group (3 persons)
TOTAL	19,999,998	96%
Other 5.59% Holders:
None.

(1).Based on 20,784,595 shares of common stock issued and outstanding as of October 9, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2).Represents shares held by 7612176 Canada Inc., a Canadian corporation, controlled by Dr. Barjinder Sohal, our chief executive officer, president and director.

(3).Represents shares held by 7322640 Canada Inc. a Canadian corporation, controlled by Dr. Nitan Arora, our vice president and director.

(4).Represents shares held by 7322747 Canada Inc. a Canadian corporation, controlled by Navjot Nanda our secretary, treasurer and director.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 438,948 shares of common stock. The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

INTEREST OF NAMED EXPERTS

The financial statements from April 7, 2009 (inception) through December 31, 2013, included in this prospectus have been audited by Malone Bailey, LLP, independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, PA. Brenda Hamilton, principal of Hamilton & Associates Law Group, P.A. owns 150,000 shares of our common stock, of which 40,000 are being registered in this offering. Todd Feinstein is of counsel to Hamilton & Associates Law Group, P.A. and holds 50,000 shares, of which 40,000 are being registered.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

  DNA Testing Centers of Canada, Ltd.

  Oakville, Ontario, Canada

We have audited the accompanying balance sheets of DNA Testing Centers of Canada, Ltd. as of December 31, 2013 and 2012 and the related statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of  DNA Testing Centers of Canada, Ltd. as of December 31, 2013 and 2012 and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 20, 2014

DNA Testing Centers of Canada, Ltd.

Balance Sheet

Years Ended December 31, 2013 and 2012

	December 31,	December 31,
ASSETS	2013	2012
Current Assets
Cash	443	-
Total Current Assets	443	-

Total Assets	443	-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities	-	-

Equity
Common Stock, no par value, unlimited
shares authorized, 600 shares issued and
outstanding	100	100
Retained Earnings	343	(100)
Total Stockholders' Deficit	443	-

Total Liabilities and Shareholders' Deficit	443	-

See notes to financial statements.

DNA Testing Centers of Canada Ltd.

Statement of Operations

Years Ended December 31, 2013 and 2012

	Years Ended December 31,
	2013	2012

Revenue - related party	13,460	1,550
Revenue - third party	9,639	350
Revenue - Total	23,099	1,900

Testing fees expenses	14,192	950
Total operating expenses	8,464	3,447

Net Income (loss)	443	(2,497)

Net income per common share- basic and diluted	0.74	(4.16)

Weighted average common shares outstanding -- basic and diluted	0.74	(4.16)

See notes to financial statements.

DNA Testing Centers of Canada Ltd.

Statement of Cash Flows

Years Ended December 31, 2013 and 2012

	Years Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net Income (loss)	443	(2,497)
Net cash provided (used) by Operating Activities	443	(2,497)
Net cash increase (decrease) for period	443	(2,497)
Cash at beginning of period	0	2,497
Cash at end of period	443	0

See notes to financial statements.

DNA Testing Centers of Canada, Ltd.

Statement of Stockholders' Equity

Years Ended December 31, 2013 and 2012

				Accumulated
				Other
	Common stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income	Totals

Balances - December 31, 2011	600	$ 100	$ 2,397		$ 2,497

Net loss			(2,497)		(2,497)

Balances - December 31, 2012	600	100	(100)	-	-

Net income			443		443

Balances - December 31, 2013	600	$ 100	$ 343	$ -	$ 443

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS:

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

DNA Testing Centers of Canada Ltd. (the “Company”) was incorporated in Canada pursuant to the Canada Business Corporations Act on April 6, 2009. DNA Testing Centers of Canada Ltd. subcontracts laboratory tests solicited by clinics also owned by the shareholders of the Company.  These tests deal with the science of analyzing and monitoring an individual’s genetic makeup.

Basis of presentation

The financial statements have been prepared by DNA Testing Centers of Canada Ltd. in accordance with accounting principles generally accepted in the United States. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts reported in the financial statements. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Actual results could differ from those estimates.

Cash and cash equivalents – Cash equivalents are highly liquid investments with an original maturity of three months or less.

Revenue recognition – Revenues are recognized when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. This occurs only when the services are rendered. There was no sales concentration in 2013.

Income taxes - Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Basic and diluted net income per share – Basic net income per common share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted net income per share is determined by dividing the net income by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of stock awards determined utilizing the treasury stock method. The dilutive effect of the outstanding awards for the years ended December 31, 2013 and 2012 was -0- shares.

Foreign currency translation – Assets and liabilities of Canadian operations are translated into United States dollar equivalents using the exchange rates in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates during each period. Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in common shareholders’ equity. Foreign currency transaction gains and losses are included in current earnings and totaled $0 and $0 for the years ended December 31, 2013 and 2012, respectively.

Recently issued accounting pronouncements – We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

NOTE 3 - INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the December 2012 taxation year, the Company incurred a net loss of $2,497 which was carried forward and applied to the net income generated in the 2013 taxation years and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $343 at December 31, 2013, and will begin to expire in the year 2031.

The Company had deferred income tax assets as of December 31, 2013, and 2013 as follows:

	December 31, 2013	December 31, 2012
Loss carryforwards	$ 120	$ 35
Less - valuation allowance	-120	-35
Total net deferred tax assets	$ -	$ -

NOTE 4 – ADMINISTRATIVE EXPENSES

The Company operates as a part-time business and has no full time employees, office rent or other ongoing obligations.  It shares expenses with several sister companies, all with common ownership.  Such expenses are not allocated to the Company, as its share would be immaterial.

DNA Testing Centers of Canada Ltd.

Balance Sheets

ASSETS
	June 30,	December 31,
	2014	2013
Current Assets
Cash	1,369	443
Total Current Assets	1,369	443

Total Assets	1,369	443

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Income taxes payable	148	-
Total Current Liabilities	148	-

Equity

Common Stock	100	100
Retained Earnings	1,128	343
Other Comprehensive Income	(7)
Total Stockholders' Equity	1,221	443

Total Liabilities and Shareholders' Equity	1,369	443

See notes to financial statements.

DNA Testing Centers of Canada Ltd.

Statements of Operations

	Three months ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Revenue – related party	3,582	315	10,094	465
Revenue – third party	2,356	675	3,397	625
Revenue - total	5,938	990	13,491	1,090
		-		-
		-		-
Operating expenses:		-		-
Consulting Fees	6,334	-	6,334	-
Purchases	14	-	2,503	-
Subcontractor	1,849	-	1,849	-
Advertising and Promotion	1,402	-	1,402	-
Bank Service Charges	55	103	109	163
Credit Card Fees	-	-	-	-
Interest Expense	-	(0)	-	1
Testing Fees	-	900	365	900
Operating expenses:
Total operating expenses	9,654	1,002	12,562	1,063

Net operating income before taxes	(3,716)	(12)	929	27

Income taxes (credit)	(576)	-	144	-

Net Income	(3,140)	(12)	785	27

Other comprehensive income:
Foreign currency exchange adjustment	(7)	-	(7)	-

Total comprehensive income	(3,133)	(12)	792	27

Net income per common share- basic and diluted	(5.23)	(0.02)	1.31	0.04

Weighted average common shares outstanding -- basic and diluted	600	600	600	600

See notes to financial statements.

DNA Testing Centers of Canada Ltd.

Statements of Cash flow

	Six months ended	Six months ended
	June 30, 2014	June 30, 2013
OPERATING ACTIVITIES
Net Income	785	27
Adjustments to reconcile net income
to net cash provided by operations:
	Changes in operating assets and liabilities:
Income taxes payable	148	-
Accounts Payable		(23)

Net cash provided by (used) Operating Activities	933	4
FINANCING ACTIVITIES
Related party payable-CDPC Inc.	-	(953)
Shareholders loan	-	953

Net cash provided by (used) Financing Activities	-	-
Net cash increase (decrease) for period	933	4

Foreign currency exchange adjustment	(7)	-
Cash at beginning of period	443	-
Cash at end of period	1,369	4

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS:

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

DNA Testing Centers of Canada Ltd. performs testing related to analyzing and monitoring an individual’s genetic makeup.

Basis of presentation

The accompanying unaudited interim financial statements of DNA Testing Centers of Canada Ltd. (the “Company,” “we” or “our”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto of the Company contained elsewhere herein the Company’s Form S-1.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the fiscal year ended December 31, 2013 as reported in the Company’s Form S-1 have been omitted.

NOTE 2 – SUBSEQUENT EVENTS

On July 2, 2014, the company was acquired by DNA Testing Centers, Corp., a Florida corporation and related party.

In September 2014, we sold 584,597 common shares at a price of $0.15 per share for aggregate proceeds of approximately $87,690.00.

438,948 Shares of Common Stock

DNA TESTING CENTERS, CORP.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus _______________, 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

SEC Registration Fee	$ 50.52
Accounting fees and expenses	$ 6,800.00
Legal fees and expense	$ 22,500.00
Miscellaneous	$ 5,000.00
Total	$ 34,350.52

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the our board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

The two years prior to this Offering, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.   We believed these exemptions were available because:

•

We are not a blank check company;

•

We filed a Form D, Notice of Sales, with the SEC;

•

Sales were not made by general solicitation or advertising;

•

All certificates had restrictive legends; and

•

Sales were made to persons with a pre-existing relationship to members of our management.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•

Access to all our books and records.

•

Access to all material contracts and documents relating to our operations.

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Shares Issues for Cash Consideration

On September 11, 2014, we sold 166,667 shares to Sungho Yu at the price of $0.15 per share or an aggregate price of $25,000.05.

On September 12, 2014, we sold 16,667 shares to Raj Sohal at the price of $0.15 per share or an aggregate price of $2,500.05.

On September 12, 2014, we sold 16,667 shares to Sumeet Sohal at the price of $0.15 per share or an aggregate price of $2,500.05.

On September 13, 2014, we sold 6,667 shares to Kamlesh Arora at the price of $0.15 per share or an aggregate price of $1,000.05.

On September 13, 2014, we sold 6,667 shares to Pushp Arora at the price of $0.15 per share or an aggregate price of $1,000.05.

On September 15, 2014, we sold 29,379 shares to Jasdeep and Ruby Panesar at the price of $0.15 per share or an aggregate price of $4,406.85.

On September 16, 2014, we sold 6,667 shares to Tarsem Singh Sohal at the price of $0.15 per share or an aggregate price of $1,000.05.

On September 17, 2014, we sold 10,000 shares to Nishit Fumakia at the price of $0.15 per share or an aggregate price of $1,500.00.

On September 17, 2014, we sold 66,667 shares to Ram Tirth Singh Sohal at the price of $0.15 per share or an aggregate price of $10,005.05.

On September 18, 2014, we sold 66,667 shares to Charles Theodore Jackson at the price of $0.15 per share or an aggregate price of $10,000.05.

On September 19, 2014, we sold 14,783 shares to Nick Przemyslawb Krawczyk at the price of $0.15 per share or an aggregate price of $2,217.45.

On September 19, 2014, we sold 6,667 shares to David A. Mitchell at the price of $0.15 per share or an aggregate price of $1,000.05.

On September 19, 2014, we sold 14,783 shares to Darek Noga at the price of $0.15 per share or an aggregate price of $2,217.45.

On September 22, 2014, we sold 66,667 shares to Telminder Johal at the price of $0.15 per share or an aggregate price of $10,000.05.

On September 22, 2014, we sold 6,667 shares to Charnjit Kaur Sohal at the price of $0.15 per share or an aggregate price of $1,000.05

On September 22, 2014, we sold 6,667 shares to Ranjit Kaur Sohal at the price of $0.15 per share or an aggregate price of $1,000.05.

On September 23, 2014, we sold 6,667 shares to Kuldeep Dhanoa at the price of $0.15 per share or an aggregate price of $1,000.05.

On September 23, 2014, we sold 58,981 shares to Amar Singh at the price of $0.15 per share or an aggregate price of $8,847.15.

On September 23, 2014, we sold 6,667 shares to Amit Bhusan Varma at the price of $0.15 per share or an aggregate price of $1,000.05.

On September 24, 2014, we sold 3,333 shares to Sharad Dudeja at the price of $0.15 per share or an aggregate price of $499.95.

Shares Issues for Services

On July 7, 2014 we issued an aggregate of 19,999,998 or 6,666,666 common shares to each (i) 7612176 Canada Inc., a Canadian corporation, controlled by Dr. Barjinder Sohal, our chief executive officer, president and director, (ii) 7322640 Canada Inc. a Canadian corporation controlled by Dr. Nitan Arora, our vice president and director and (iii) 7322747 Canada Inc. a Canadian corporation controlled by Navjot Nanda our secretary, treasurer and director, in exchange for 100% of the outstanding shares of DNA Testing Centers of Canada, Ltd, which became our wholly-owned subsidiary.

On January 21, 2014, we issued 150,000 shares to Hamilton & Associates Law Group, P.A. for services rendered. We valued these shares at $.15 per share or an aggregate of $22,500.

On January 21, 2014, we issued 50,000 common shares to Todd Feinstein for services rendered. We valued these shares at $.15 per share or an aggregate of $7,500

Item16.  EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation.
3.2	By-Laws.
5.1	Legal Opinion of Hamilton & Associates Law Group, P.A.
10.1	Lease Agreement between Testing Centers Corp and Navjot Nanda
10.2	Employment Agreement between DNA Testing Centers Corp and Dr. Barjinder Sohal
10.3	Employment Agreement between DNA Testing Centers Corp and Dr. Nitan Arora
10.4	Employment Agreement between DNA Testing Centers Corp and Navjot Nanda
10.5	Agreement between DNA Testing Centers Corp and DNA Testing Centers of Canada, Ltd.
23.1	Consent of Malone & Bailey LLP
23.2	Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1).To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2).That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3).To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4).Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5).Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6).That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario Canada on October 24, 2014.

DNA Testing Centers, Inc.

Date: October 24, 2014	By:	/s/ Dr. Barjinder Sohal
Dr. Barjinder Sohal
Chief Executive Officer and President
(Principal Executive Officer)

Date: October 24, 2014	By:	/s/ Dr. Nitan Arora
Dr. Nitan Arora
Vice President and Acting Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Dr. Barjinder Sohal	Chief Executive Officer, President and Director	October 24, 2014
Dr. Barjinder Sohal

/s/ Dr. Nitan Arora	Vice President, Director and Acting Chief Financial Officer	October 24, 2014
Dr. Nitan Arora	(Principal Accounting Officer)